EXHIBIT 10.17

MONITORING FEE AGREEMENT

This Monitoring Fee Agreement (this “Agreement”) is made and entered into as of July 31, 2002, by and among Herbalife International, Inc., a Nevada corporation, on behalf of itself and each of its subsidiaries (collectively, the “Company”), and GGC Administration, L.L.C., a Delaware limited liability company (“Sponsor”).

The Company, WH Holdings (Cayman Islands) Ltd., a company organized under the laws of the Cayman Islands (“Parent”), and Parent’s subsidiary, WH Acquisition Corp., a Nevada corporation (“Merger Corp.”) are parties to an Agreement and Plan of Merger dated as of April 10, 2002 (as the same may be amended or modified from time to time, the “Merger Agreement”), pursuant to which Merger Corp. will be merged with and into Herbalife International, Inc. This Agreement shall only become effective (the “Effective Date”) upon the consummation of the transactions contemplated by the Merger Agreement.

WHEREAS, the Company desires to retain Sponsor with respect to the activities described herein, for which Sponsor shall be entitled to the fees set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.                                       Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth anniversary of the Effective Date (the “Term”), and shall be automatically extended thereafter on a year to year basis unless Parent or Sponsor provides written notice of its desire to terminate this Agreement to the other parties 90 days prior to the expiration of the Term or any extension thereof.

2.                                       Activities. Sponsor shall perform or cause to be performed such activities related to the Company as determined by Sponsor in its sole discretion. Such activities may include, without limitation, the following:

(a)                                  activities related to the general management of the Company and its subsidiaries;

(b)                                 identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(c)                                  support, negotiation and analysis of financing alternatives for the Company and its subsidiaries; and

(d)                                 other activities determined by Sponsor in its sole discretion, including any activities determined by Sponsor in its sole discretion to be necessary or advisable with respect to the monitoring of the Company.

Nothing contained in this Agreement shall require Sponsor to perform any minimum level of activities pursuant to this Agreement.

3.                                       Monitoring Fee.

(a)                                  During the Term of this Agreement, the Company will pay Sponsor or its designee for actual activities conducted by Sponsor and/or its affiliates (charged on an hourly basis for actual activities conducted) pursuant to this Agreement, it being agreed that subject to the terms and conditions of the following sentence, such fees will not be less than $875,000 (the “Minimum Amount”) (regardless of the level of services performed) but will not exceed $1,750,000 on an annual basis, plus reasonable out-of-pocket expenses of Sponsor and/or its affiliates in connection with the activities rendered by Sponsor and/or its affiliates pursuant to this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to pay Sponsor the aforementioned fees (but will be obligated to pay Sponsor for its reasonable out-of-pocket expenses in any event) (a) if there is, or if such payment would result in, a default under the Senior Credit Agreement (as defined below), or if the Senior Credit Agreement otherwise prohibits such payment, which shall result in such fees accruing until such time as such default is cured or waived or (b) until such time as Parent and its consolidated subsidiaries achieve LTM Adjusted EBITDA (as defined below) equal to or greater than $125.8 million (it being agreed that the aforementioned LTM Adjusted EBITDA threshold need only be achieved once, and thereafter, shall not operate as a limitation on the Company’s obligation to pay the fees specified herein). “LTM Adjusted EBITDA” means, for Parent and its consolidated subsidiaries (including, for avoidance of doubt, the pre-Effective Date LTM Adjusted EBITDA of the Company and its consolidated subsidiaries), for any trailing twelve month period ending on any calendar quarter following the Effective Date, “Adjusted EBITDA” calculated in a manner consistent with the calculation thereof set forth under the caption “Summary unaudited pro forma and historical consolidated financial data” set forth in that certain Offering Memorandum dated June 21, 2002 pursuant to which WH Acquisition Corp. privately placed an aggregate of $165 million of its 11.75% Senior Subordinated Notes due 2010. The Company shall pay the aforementioned fees and expenses to Sponsor or its designee on a quarterly (calendar year) basis, in arrears. “Senior Credit Agreement” means that certain Credit Agreement (as the same may be amended, restated or otherwise modified from time to time) to be dated on or about July 31, 2002, among the Company, the subsidiaries of Parent listed therein as guarantors, the lenders listed therein, UBS Warburg LLC, as arranger, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the other parties listed therein as agents.

(b)                                 Notwithstanding any provision contained herein to the contrary, so long as there are any unpaid Obligations (as such term is defined in the Senior Credit Agreement) pursuant to the Senior Credit Agreement (other than contingent indemnity obligations), the Company shall not pay any monitoring fees pursuant to Section 3(a) of this Agreement in excess of the Minimum Amount. Any monitoring fees due and payable pursuant to Section 3(a) of this Agreement in excess of the Minimum Amount shall be accrued as a general unsecured obligation of the Company, and shall accrue interest at a rate of 12% per annum, compounded quarterly, and shall be due and payable upon the first date on which (i) all Obligations (other than contingent indemnity obligations) pursuant to the Credit Agreement have been paid in full in cash or otherwise satisfied in full and (ii) following the satisfaction of the condition in the aforementioned clause (i) of this sentence, Parent and its consolidated subsidiaries achieve LTM Adjusted EBITDA equal to or greater than $100 million (it being agreed that the aforementioned LTM Adjusted EBITDA threshold need only be achieved once, and thereafter, shall not operate as a limitation on the Company’s obligation to pay the fees specified in this Section 3(b)).

4.                                       Transaction Fees.

(a)                                  The Company shall pay Sponsor or its designee upon the Effective Date a fee in the amount of $7,000,000 for activities rendered in connection with the structuring of the Company’s debt financing for the transactions contemplated by the Merger Agreement. Such fee will be payable to Sponsor or its designee by wire transfer of immediately available funds. In addition, the Company shall pay Sponsor or its designee, by wire transfer or immediately available funds, the reasonable out-of-pocket expenses incurred by Sponsor and/or its affiliates in connection with the foregoing.

(b)                                 In addition, during the Term, the Company will pay Sponsor or its designee a transaction fee in connection with the consummation of each transaction resulting in a Change in Control (as defined below), acquisition, divestiture or financing (whether debt or equity financing) by or involving Parent or its subsidiaries in an amount equal to 1.0% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by Parent or its subsidiaries or indirectly by their respective stockholders). “Change in Control” means (i) any sale or transfer by Parent or its subsidiaries of all or substantially all of their assets on a consolidated basis, (ii) any consolidation, merger or reorganization of Parent or any subsidiary with or into any other entity or entities as a result of which the holders of Parent’s or such subsidiary’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board or directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (iii) issuance by Parent or any subsidiary or sale or transfer to any third party of shares of Parent’s or such subsidiary’s capital stock by the holders thereof as a result of which the holders of Parent’s or such subsidiary’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such sale or transfer cease to own the outstanding capital stock of Parent or such subsidiary possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors.

5.                                       Personnel. Sponsor will provide and devote to the performance of this Agreement such partners, employees and agents of Sponsor as Sponsor shall deem appropriate to the conduct of the activities contemplated hereunder.

6.                                       Liability. Neither Sponsor nor any of its affiliates, nor any of their respective partners, members, employees or agents (collectively, the “Sponsor Group”) shall be liable to the Company, Parent, their subsidiaries or any of their affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively a “Loss”) arising out of or in connection with the performance of activities contemplated by this Agreement. Sponsor makes no representations or warranties, express or implied, in respect of the activities provided by any member of the Sponsor Group. Except as Sponsor may otherwise agree in writing after the date hereof: (i) each member of the Sponsor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company, Parent, their subsidiaries or any of their affiliates and (B) do business with any client or customer of the Company, Parent, their subsidiaries or any of their affiliates; (ii) no member of the Sponsor Group shall be liable to the Company, Parent, their subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the Sponsor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company, Parent, their subsidiaries or any of their affiliates on the one hand, and any member of the Sponsor Group, on the other hand, or any other person, no member of the Sponsor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, Parent, their subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, Parent, their subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Sponsor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, Parent, their subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 7 below.

7.                                       Indemnity. The Company, Parent and their subsidiaries shall defend, indemnify and hold harmless each member of the Sponsor Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement (collectively, “Claims”) resulting from any act or omission of any member of the Sponsor Group. The Company, Parent and their subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, Parent, their subsidiaries or any of their affiliates, or any member of the Sponsor Group or in which any member of the Sponsor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Sponsor Group.

8.                                       Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To Parent or the Company:

WH Holdings (Caymans Islands) Ltd.

Herbalife International, Inc.

1800 Century Park East

Los Angeles, California 90067

Attention:  Chief Executive Officer

Telecopy No.:  (310) 216-7255

To Sponsor:

GGC Administration, L.L.C.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Attention: Jesse Rogers

Telecopy No.:  (415) 627-4501

9.                                       Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.                                 Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld); provided that Sponsor may, without consent of Parent or the Company, assign its rights and obligations under this Agreement to any of its affiliated investment funds. The assignor shall remain liable for the performance of any assignee.

11.                                 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12.                                 Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

13.                                 Guarantee. Parent hereby (i) unconditionally guarantees the full, complete and timely performance of, and compliance with, all of the covenants, agreements, obligations and other liabilities of the Company under this Agreement; and (ii) agrees to the obligations of it set forth in this Agreement, including, without limitation, set forth in Sections 6 and 7.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HERBALIFE INTERNATIONAL, INC.

By:

Its:

GGC ADMINISTRATION, L.L.C.

By:

Its:

Acknowledged and agreed to for purposes of Section 13 hereof:

WH HOLDINGS (CAYMAN ISLANDS) LTD.

By:

Its: